UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2026

J&J SNACK FOODS CORP.
(Exact name of registrant as specified in its charter)

New Jersey	000-14616	22-1935537
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

350 Fellowship Road, Mt. Laurel, New Jersey08054
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (856) 665-9533

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, no par value	JJSF	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. Entry into a Material Definitive Agreement.

On June 5, 2026, J & J Snack Foods Corp. (the “Company”) entered into Amendment No. 2 to Second Amended and Restated Credit Agreement (“Amendment No. 2”) with Citizens Bank, N.A., as Administrative Agent, and certain lenders and other parties thereto. Amendment No. 2 amends the Second Amended and Restated Credit Agreement, dated as of December 16, 2021 (as previously amended), among the Company and certain of its subsidiaries, as borrowers (collectively, the “Borrowers”), Citizens Bank, N.A., as Administrative Agent, and certain lenders and other parties thereto (the “Credit Agreement”). Capitalized terms used, but not defined, in this Current Report on Form 8-K shall have the meanings ascribed to them in the Credit Agreement or Amendment No. 2, as applicable.

Amendment No. 2 extends the maturity date of the revolving credit facility (the “Credit Facility”) established under the Credit Agreement to June 5, 2031 (the “Maturity Date”). Amendment No. 2 also provides the Borrowers with an option, from time to time (but not to exceed two increases prior to the Maturity Date), to increase the size of the Credit Facility by an amount not to exceed in the aggregate the greater of (x) $200,000,000 or (y) the Consolidated EBITDA (as defined in the Credit Agreement, as amended by Amendment No. 2) of the Borrowers, subject to certain conditions. Borrowings may be repaid at any time but no later than the Maturity Date, and the Company may terminate or reduce the Credit Facility at any time.

Amendment No. 2 also revises the pricing grid used to determine the Applicable Margin. The revisions expand the grid from four to five pricing levels, adding a new top-tier Pricing Level I applicable when the Consolidated Net Leverage Ratio exceeds 3.00:1.00. At this level, the ABR Margin is 1.00%, the SOFR Margin and L/C Participation Fee is 2.00%, and the Unused Fee is 0.30%.

Amendment No. 2 revises the Consolidated Net Leverage Ratio covenant in the Credit Agreement by increasing the maximum permitted Consolidated Net Leverage Ratio from 3.00:1.00 to 3.50:1.00 as of the end of any fiscal quarter. However, following the consummation of a Permitted Acquisition for which the consideration paid by the Borrowers exceeds $50,000,000, the Borrowers may elect to increase the maximum permitted Consolidated Net Leverage Ratio by 0.50:1.00 for the four consecutive fiscal quarters ending immediately after the consummation of such Permitted Acquisition (the “Consolidated Net Leverage Ratio Increase”), subject to a cap of 4.00:1.00 (increased from 3.50:1.00). Following the expiration of any such increase period, the maximum permitted Consolidated Net Leverage Ratio must return to 3.50:1.00 (previously 3.00:1.00) for at least one full fiscal quarter. The Consolidated Net Leverage Ratio Increase may be exercised by the Borrowers two times prior to the Maturity Date.

Amendment No. 2 increases the threshold for the principal amount of other Debt Instruments that can trigger a cross default, as well as judgments rendered against any Borrower, from $10,000,000 to $30,000,000, which in each case would constitute an Event of Default under the Credit Agreement.

The foregoing description of Amendment No. 2 is a summary and is qualified in its entirety by reference to the full text of Amendment No. 2, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01 in its entirety.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On June 4, 2026, Michael A. Pollner, Senior Vice President, General Counsel & Secretary of J & J Snack Foods Corp. (the “Company”), provided a notice of resignation to the Company, effective June 30, 2026.  The Company has commenced a search for Mr. Pollner’s successor.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1
Amendment No. 2 to Second Amended and Restated Credit Agreement dated as of June 5, 2026, among J & J Snack Foods Corp. and certain subsidiaries, as borrowers, Citizens Bank, N.A., as Administrative Agent, and certain lenders and other parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J & J SNACK FOODS CORP.
By:	/s/ Shawn Munsell
Name: Shawn Munsell
Title: Chief Financial Officer

Date: June 10, 2026